FOR IMMEDIATE RELEASE                                                                                                                          Contact: David A. Garrison
Website:  http://www.arthrt.com                                                                                                                                      (978) 345-5000

March 23, 2009

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

Fitchburg, MA

Arrhythmia Research Technology, Inc. (the “Company”) (NYSE AMEX:HRT) and its wholly owned subsidiary, Micron Products, Inc. (“Micron”) reported total consolidated revenue of $22,482,000 for the year ended December 31, 2008 compared to total consolidated revenue of $19,488,000 for the year ended December 31, 2007, an increase of 15%.  Net income of $361,000 for the year ended December 31, 2008 decreased 72% from net income of $1,287,000 for the year ended December 31, 2007.  Basic net income per share for the year ended December 31, 2008 decreased 72% to $0.13 per share from $0.47 per share for 2007.  As previously reported, the decrease in net income for the year ended December 31, 2008, includes nonrecurring charges of $302,000 or $0.07 per share, net of taxes, related to acquisition and research and development activities.

For the quarter ended December 31, 2008, total consolidated revenue increased 3% to $4,758,000 compared to total consolidated revenue of $4,621,000 for the quarter ended December 31, 2007.  Net income for the quarter ended December 31, 2008 decreased 95% to $9,800 from $186,000 for the quarter ended December 31, 2007.  Basic net income per share for the quarter ended December 31, 2008 decreased 100% to $0.0 per share from $0.07 per share for 2007.

As previously announced, in October 2008 the Board of Directors authorized the repurchase in the open market from time to time of up to $650,000 of the Company’s common stock, subject to SEC restrictions.  An aggregate of 23,389 shares, approximately 1% of the outstanding shares, were repurchased in the fourth quarter of 2008 at an average cost of $2.36 per share.

James E. Rouse, the Company’s President and CEO commented, “We are pleased to announce an increase in total revenue for 2008 despite the challenging economic environment. Earnings remain disappointing as we continue to be challenged by extreme margin pressure and increasing costs. Although our earnings have been unsatisfactory they are not reflective of our healthy cash flows, solid cash position and very strong balance sheet. The decrease in net income during the quarter and for the year was the result of several factors including reduced  margins, continued price erosion in our sensor products, increased material, labor, energy and corporate costs.  The increased corporate costs include the previously announced write-downs related to acquisition and research and development activities, $100,000 for additional administrative personnel and depreciation for technology upgrades in preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and an additional $88,000 in costs for outside consultants associated with Section 404 internal control documentation.

“Due to the competitive nature of the market for our sensor products we were unable to offset higher sensor manufacturing costs, primarily related to material and energy costs, with price increases to our OEM customers.  Micron’s MIT and NEM divisions incurred higher labor costs to meet customer delivery schedules in addition to capital equipment investments associated with early stage products.  Although we anticipate revenues from these products to increase and generate a satisfactory margin, we do not expect these products to produce improved results until the second quarter of 2009.  Both the custom molding and moldmaking divisions experienced sales decreases as a direct result of the slowing U.S. economy, which can be expected to continue to impact these divisions throughout 2009.

“During the fall of 2008, we began the task of evaluating all current products, services and programs, including those in development, for contribution and value to our overall business strategy and results.  As part of this evaluation process, a low margin product line introduced by the MIT division in 2008 was determined to be underperforming and a less than desirable fit with our strategy going forward and has been discontinued.  Our efforts to increase sales revenue in higher margin products, reduce costs and improve efficiencies continue.  Even though we see continued challenges in 2009, we remain guardedly confident that our efforts to concentrate the Company’s resources on products, services and programs that meet our contribution and strategic goals will produce improved results and position our company to capitalize on future growth opportunities.”

The Company through its wholly owned subsidiary Micron Products, Inc. manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes.  Micron’s NEM division manufactures custom injection molded products for medical, electronic, industrial and consumer applications.  Micron’s MIT division provides end- to- end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. Micron’s Leominster Tool division provides high end mold design, manufacturing and precision machining for various industries. The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

For more information please check our websites:
           http://www.arthrt.com                                                                http://www.micronproducts.comhttp://www.leominstertool.comhttp://www.newenglandmolders.comhttp://www.micronintegrated.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance.  The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing.  More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.